UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Quantenna Communications, Inc.

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QUANTENNA COMMUNICATIONS, INC.

1704 Automation Parkway

San Jose, California 95131

Telephone: (669) 209-5500

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

June 7, 2019

Dear Stockholder:

On May 14, 2019, Quantenna Communications, Inc. (“Quantenna”, “we” or “us”) commenced the mailing of its definitive proxy statement, dated May 14, 2019 (which we refer to as the “proxy statement”), to stockholders of Quantenna relating to the special meeting of stockholders of Quantenna, which will be held on June 14, 2019 (which we refer to as the “special meeting”). This is a supplement to the proxy statement. This supplement to the proxy statement (which we refer to as the “supplement”) supplements and updates certain information in the proxy statement.

Your vote is very important. Quantenna cannot complete the merger unless the stockholders of Quantenna vote to approve the merger proposal. The merger and the merger proposal are described in detail in the proxy statement.

If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this supplement is required by any Quantenna stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears in the proxy statement in the sections entitled “Questions and Answers About the Special Meeting and the Merger” beginning on page 13 and “The Special Meeting” beginning on page 25.

The Quantenna Stockholder Actions

As of June 6, 2019, four lawsuits have been filed by alleged Quantenna stockholders challenging the merger (which we refer to collectively as the “Quantenna Stockholder Actions”). The first complaint, a putative class action complaint, was filed by Gerald Clarke on behalf of himself and all other public stockholders of Quantenna, in the United States District Court for the Northern District of California, and is captioned Clarke v. Quantenna Communications, Inc., et al., 5:19-cv-02508. The second complaint, an individual action, was filed by Elaine Wang in the United States District Court for the Northern District of California and is captioned Wang v. Quantenna Communications, Inc., et al., 5:19-cv-02511-SVK. The third complaint, a putative class action complaint, was filed by Earl Wheby, Jr. on behalf of himself and all other public stockholders of Quantenna, in the United States District Court for the District of Delaware and is captioned Wheby v. Quantenna Communications, Inc., et al., 1:19-cv-00877-UNA. The fourth complaint, a putative class action complaint, was filed by Mark Kerry on behalf of himself and all other public stockholders of Quantenna, in the United States District Court for the Northern District of California and is captioned Kerry v. Quantenna Communications, Inc., et al., 3:19-cv-02535. The Quantenna Stockholder Actions name as defendants Quantenna and each member of the Board.

The Quantenna Stockholder Actions purport to state claims for violations of Section 14(a) and 20(a) of the Exchange Act and Rule 14a-9. The plaintiffs in these actions generally allege that the preliminary proxy statement issued in connection with ON Semiconductor’s proposed acquisition of Quantenna omits material information with respect to the proposed transaction which renders the preliminary proxy statement false and misleading. The Clarke complaint also alleges that the Board breached its fiduciary duties to the Quantenna stockholders by, among other things, agreeing to sell Quantenna without first taking steps to ensure that the Quantenna stockholders would obtain adequate, fair and maximum consideration under the circumstances and filing a materially deficient proxy statement. The plaintiffs in these actions seek injunctive relief, including, among others, enjoining or rescinding the transaction and rescissory damages to the extent already implemented and an award of attorneys’ and experts’ fees. Quantenna believes each of these lawsuits are without merit.

On June 6, 2019, the parties to the Quantenna Stockholder Actions entered into a memorandum of understanding (the “Quantenna Stockholder MOU”) in which the plaintiffs in the Quantenna Stockholder Actions agreed to dismiss their individual claims with prejudice and to dismiss claims asserted on behalf of the putative class without prejudice, and the defendants agreed to make certain of the supplemental disclosures set forth herein. The Quantenna Stockholder MOU further provides that the parties shall attempt to resolve, as soon as practicable, the plaintiffs’ counsel’s anticipated claim for an award of attorneys’ fees and expenses based on the purported benefit they believe was conferred on Quantenna stockholders by causing the supplemental disclosures to be disseminated. If the parties cannot reach an agreement, the plaintiffs’ counsel have agreed that any claim for an award of attorneys’ fees and expenses will be made in a single, joint application in the United States District Court for the Northern District of California, and the defendants have reserved the right to challenge the amount of such an award.

Quantenna has vigorously denied, and continues vigorously to deny, that it has committed or aided and abetted in the commission of any violation of law or duties or engaged in any of the wrongful acts that were or could have been alleged in the Quantenna stockholder actions, and expressly maintains that, to the extent applicable, it diligently complied with any applicable fiduciary and other legal duties and are entering into the proposed settlement solely to eliminate the burden and expense of further litigation, to put the claims that were or could have been asserted to rest, and to avoid any possible delay to the closing of the merger that might arise from further litigation. Nothing in this supplement, the Quantenna Stockholder MOU, or any other settlement documentation or filings in any of the applicable courts shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

The proposed settlement of the Quantenna Stockholder Actions will not affect the timing of the special meeting or the amount or form of merger consideration payable to the Quantenna stockholders in connection with the proposed merger.

Important information concerning the proposed merger is set forth in the proxy statement. The proxy statement is amended and supplemented by, and should be read in conjunction with, the information set forth in this supplement, which information shall be considered part of the proxy statement. Defined terms used in this supplement but not otherwise defined herein have the meanings ascribed to those terms in the proxy statement.

Quantenna urges you to read carefully and in its entirety the proxy statement that was previously sent to you and this supplement, including the Annexes to the proxy statement and the documents incorporated by reference therein.

The Board continues to recommend that Quantenna stockholders vote “FOR” the approval of the merger proposal, the proposal to approve the merger-related executive compensation, and the adjournment proposal, each as described in the proxy statement.

AMENDED AND SUPPLEMENTAL DISCLOSURE

Without admitting in any way that the disclosures below are material or otherwise required by law, Quantenna makes the following amended and supplemental disclosures:

The section of the proxy statement entitled “The Merger — Background of the Merger” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on page 33 of the proxy statement under the heading “Background of the Merger” by replacing the fifteenth paragraph therein with the following:

In March 2018, representatives of another potential strategic party (which we refer to as “Party B”) initiated discussions with Dr. Heidari and Mr. Sobers regarding a potential strategic transaction. The parties discussed a potential acquisition of Quantenna by Party B as well as a potential acquisition of a certain part of Party B’s business by Quantenna. On March 27, 2018, Quantenna and Party B entered into a confidentiality agreement, which did not include a standstill as a result of the preliminary nature of the discussions between Quantenna and Party B at this time. Between March 2018 and July 9, 2018, there were limited discussions between Dr. Heidari and Mr. Sobers and representatives of Party B regarding a potential strategic transaction between the parties.

The section of the proxy statement entitled “The Merger — Certain Company Forecasts” is amended and supplemented as follows:

The following disclosure amends and supplements the entirety of the disclosure beginning on page 51 of proxy statement under the heading “Management Projections” by replacing such disclosure therein with the following:

The following is a summary of the actual financial and operating performance with respect to calendar year 2018 and the management projections prepared by Quantenna’s management and provided to the Board and Qatalyst Partners and a subset of which (as described above), the management subset projections, were provided to ON Semiconductor, Party A, Party E, Party D, Party F and Party H.

Fiscal Year
(in millions, except per share amount and percentages) (1)	CY2018A	CY2019E	CY2020E	CY2021E	CY2022E	CY2023E	CY2024E	CY2025E	CY2026E	CY2027E	CY2028E
Revenue	$220	$265	$344	$426	$490	$564	$632	$707	$778	$840	$882
Non-GAAP COGS	$(111)	$(131)	$(162)	$(197)	$(230)	$(271)	$(309)	$(354)	$(389)	$(412)	$(424)
Non-GAAP Gross Profit	$110	$134	$182	$229	$260	$293	$322	$354	$389	$429	$459
Non-GAAP Operating Expense	$(90)	$(98)	$(113)	$(127)	$(162)	$(195)	$(221)	$(233)	$(249)	$(269)	$(282)
Non-GAAP Operating Income	$20	$36	$69	$103	$98	$99	$101	$120	$140	$160	$176
Less: Taxes	$(1)	$(1)	$(1)	$(1)	$(7)	$(17)	$(17)	$(20)	$(24)	$(27)	$(30)
NOPAT(2)	$19	$35	$68	$101	$91	$82	$84	$100	$116	$133	$146
Less: Capital Expenditures	$(5)	$(5)	$(6)	$(7)	$(8)	$(17)	$(11)	$(12)	$(13)	$(14)	$(15)
Plus: Depreciation	$5	$6	$6	$6	$6	$6	$6	$6	$6	$6	$6
Less: Investment in Working Capital	$(2)	$(10)	$(11)	$(12)	$(9)	$(11)	$(12)	$(16)	$(14)	$(10)	$(9)
Unlevered Free Cash Flow(3)	$17	$27	$57	$88	$79	$60	$67	$78	$95	$114	$128
Cumulative Dilution to Current Shareholders(4)		3%	6%	10%	13%	16%	20%	23%	26%	28%
EBITDA(5)	$25	$42	$75	$108	$104	$105	$107	$126	$146	$166	$182
Non-GAAP Earnings per Share	$0.51	$0.90	$1.64	$2.36

(1)	Non-GAAP metrics exclude stock-based compensation expense, non-recurring items, including acquisition related costs, and changes to deferred tax balances.
(2)

“NOPAT” is a non-GAAP financial measure known as Net Operating Profit After Tax, calculated as Non-GAAP Operating Income after taxes. Projected taxes were based on projected cash taxes of approximately 3%, 2%, 1% and 7% of Non-GAAP Operating Income for calendar years 2019 through 2022, respectively, and approximately 17% of Non-GAAP Operating Income thereafter.

(3)

“Unlevered Free Cash Flow” is a non-GAAP financial measure calculated by starting with NOPAT (as shown in the table above) and subtracting capital expenditures (projected as approximately 1.7% of projected annual revenue, other than calendar year 2023, which was projected as approximately 3.0% of projected calendar year 2023 revenue) and investment in working capital (generally projected as a function of annual revenue growth) and then adding back depreciation expense.

(4)

“Cumulative Dilution to Current Shareholders” is the projected dilution to current stockholders through the issuance of equity awards over the projection period calculated on a cumulative basis for each successive year shown. Projected dilution amounts are calculated as new equity award issuances less cancellations (which may be due to non-achievement of time-based, performance-based or other milestones).

(5)

“EBITDA” is a non-GAAP financial measure known as Earnings Before Income Taxes, Depreciation and Amortization, calculated by starting with Non-GAAP Operating Income and adding back depreciation and amortization (without adding back any duplicative amounts, such as amortization of acquired intangibles).

The section of the proxy statement entitled “The Merger — Certain Company Forecasts” is amended and supplemented as follows:

The following disclosure amends and supplements in its entirety the disclosure on page 52 of proxy statement under the heading “Sensitivities” by replacing such disclosure therein with the following:

The sensitivities adjusted the management projections by applying the operating margin sensitivities (as described below) to each of three revenue cases: (i) the projected revenue set forth above in the management projections (which resulted in a projected calendar year 2018 to 2021 compound annual revenue growth rate of 25%) (“Revenue Case 1”); (ii) a revenue sensitivity case culminating in projected 2028 terminal year revenue of $788 million, using projected revenues in calendar years 2019 through 2021 of $265 million, $317 million and $381 million, respectively (which resulted in a projected calendar year 2018 to 2021 compound annual revenue growth rate of 20%), and projected annual revenue growth thereafter using the revenue growth rates contained in the management projections for calendar years 2022 through 2028 (“Revenue Case 2”); and (iii) a second revenue sensitivity case culminating in projected 2028 terminal year revenue of $658 million, using projected revenues based on the consensus of third-party research analysts’ projections (which we refer to as the analyst projections) for calendar years 2019 through 2021 of $255 million, $296 million, and $318 million, respectively (which resulted in a projected calendar year 2018 to 2021 compound annual revenue growth rate of 13%), and projected annual revenue growth thereafter using the revenue growth rates in the management projections for calendar years 2022 through 2028 (“Revenue Case 3”). The “operating margin sensitivities” were three projected operating margin cases which projected the percentage of Non-GAAP Operating Income to revenue as: (i) the projected operating margins set forth in the management projections (which contained an approximate projected calendar year 2021 operating margin of 24%) (“Operating Margin Case 1”); (ii) an operating margin sensitivity case reflecting intermediate projected operating margins for calendar years 2019 through 2021 (derived by a linear interpolation of an operating margin of 9% in calendar year 2018 to an approximate projected calendar year 2021 operating margin of 20%, resulting in approximate projected operating margins in calendar years 2019 and 2020 of 13% and 16%), and thereafter, using the projected operating margins contained in the management projections for calendar years 2022 through 2028 (“Operating Margin Case 2”); and (iii) a second operating margin sensitivity case using projected operating margins based on the analyst projections for calendar years 2019 through 2021 (which contained approximate projected operating margins in calendar years 2019 through 2021 of 12%, 15% and 16%, respectively), and thereafter using the projected operating margins contained in the management projections for calendar years 2022 through 2028 (“Operating Margin Case 3”).

The following is a summary of the projected Unlevered Free Cash Flow under each of the sensitivity cases described above:

	Fiscal Year
(in millions)	CY2019	CY2020	CY2021	CY2022	CY2023	CY2024	CY2025	CY2026	CY2027	CY2028
Sensitivity 1(1)	$24	$45	$71	$78	$60	$67	$78	$95	$114	$137
Sensitivity 2(2)	$24	$42	$54	$75	$60	$67	$78	$95	$114	$137
Sensitivity 3(3)	$27	$55	$80	$71	$53	$60	$70	$85	$102	$122
Sensitivity 4(4)	$24	$44	$65	$69	$53	$60	$70	$85	$102	$122
Sensitivity 5(5)	$24	$41	$49	$67	$53	$60	$70	$85	$102	$122
Sensitivity 6(6)	$26	$52	$71	$59	$45	$50	$58	$71	$85	$102
Sensitivity 7(7)	$24	$42	$58	$58	$45	$50	$58	$71	$85	$102
Sensitivity 8(8)	$24	$40	$45	$56	$45	$50	$58	$71	$85	$102

(1)	“Sensitivity 1” assumes Revenue Case 1 and Operating Margin Case 2.
(2)	“Sensitivity 2” assumes Revenue Case 1 and Operating Margin Case 3.
(3)	“Sensitivity 3” assumes Revenue Case 2 and Operating Margin Case 1.
(4)	“Sensitivity 4” assumes Revenue Case 2 and Operating Margin Case 2.
(5)	“Sensitivity 5” assumes Revenue Case 2 and Operating Margin Case 3.
(6)	“Sensitivity 6” assumes Revenue Case 3 and Operating Margin Case 1.
(7)	“Sensitivity 7” assumes Revenue Case 3 and Operating Margin Case 2.
(8)	“Sensitivity 8” assumes Revenue Case 3 and Operating Margin Case 3.

The section of the proxy statement entitled “The Merger — Opinion of Qatalyst Partners” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on page 54 of proxy statement under the heading “Discounted Cash Flow Analysis” by replacing the first paragraph therein with the following:

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of estimated potential present values per share for Quantenna common stock as of December 31, 2018, based on the management projections, by:

•	adding:

a)

the implied net present value of the estimated future unlevered free cash flows of Quantenna, based on the management projections, for calendar year 2019 through calendar year 2027 (which implied present value was calculated by using a range of discount rates of 10.5% to 14.0%, based on an estimated weighted average cost of capital for Quantenna);

b)

the implied net present value of a corresponding terminal value of Quantenna, calculated by multiplying the estimated net operating profit after taxes in calendar year 2028 based on the management projections, by a range of multiples of enterprise value to next-twelve-months estimated net operating profit after taxes of 12.0x to 22.0x selected by Qatalyst Partners based on its professional judgment, and discounted to present value using the same range of discount rates used in item (a) above; and

c)	Quantenna’s cash net of debt, as of December 30, 2018, of $136 million, as provided by Quantenna management; and

•

dividing the resulting amount by the number of fully-diluted shares of Quantenna common stock (calculated utilizing the treasury stock method), adjusted for restricted stock units, performance stock units, and stock options, outstanding as of March 25, 2019, all of which amounts were provided by Quantenna’s management (which we refer to as the “Fully Diluted Shares”), with each of the above-referenced estimated future unlevered free cash flows and terminal value having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (which totaled approximately 28% in the case of the terminal value) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution as estimated by Quantenna management and described in more detail in the section of this proxy statement captioned “—Certain Company Forecasts” beginning on page 49.

The section of the proxy statement entitled “The Merger — Opinion of Qatalyst Partners” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on page 56 of the proxy statement under the heading “Selected Transactions Analysis” by replacing the first paragraph therein with the following:

Qatalyst Partners compared 39 selected public semiconductor transactions with equity value greater than $490 million announced between January 2011 and March 2019. These transactions are listed below:

Announcement Date	Target	Acquiror	Fully Diluted Enterprise Value ($M)	NTM Revenue Multiple	NTM P/E Multiple*
03/11/19	Mellanox Technologies, Ltd.	NVIDIA Corporation	6,986	5.5	20.2
09/10/18	Integrated Device Technology, Inc.	Renesas Electronics Corporation	7,048	7.4	25.9
03/01/18	Microsemi Corporation	Microchip Technology Incorporated	10,167	5.0	15.5
11/20/17	Cavium, Inc.	Marvell Technology Group Ltd.	6,352	5.9	23.7
03/29/17	Exar Corporation	MaxLinear, Inc.	474	3.8	31.3
12/20/16	InvenSense, Inc.	TDK Corporation	1,233	4.0	NM	**
11/21/16	Applied Micro Circuits Corporation	MACOM Technology Solutions Holdings, Inc.	682	3.7	NM	**
09/12/16	Intersil Corporation	Renesas Electronics	2,938	5.4	31.1
07/26/16	Linear Technology Corporation	Analog Devices, Inc.	13,467	9.0	25.3
06/15/16	QLogic Corporation	Cavium, Inc.	1,006	2.1	14.9
01/19/16	Atmel Corporation	Microchip Technology Incorporated	3,413	2.9	21.7
11/24/15	PMC-Sierra, Inc.	Microsemi Corporation	2,290	4.2	18.6
11/18/15	Fairchild Semiconductor International, Inc.	ON Semiconductor Corporation	2,352	1.7	20.9
10/21/15	SanDisk Corporation	Western Digital Corporation	17,525	3.1	25.3
09/30/15	EZchip Semiconductor Ltd.	Mellanox Technologies, Ltd.	621	4.8	16.2
06/01/15	Altera Corporation	Intel Corporation	13,712	7.7	35.6
05/28/15	Broadcom Corporation	Avago Technologies Limited	31,335	3.6	15.0
05/07/15	Micrel, Incorporated	Microchip Technology Incorporated	742	3.0	42.4
04/30/15	OmniVision Technologies, Inc.	Investor Group	1,240	1.0	22.0
03/02/15	Freescale Semiconductor, Ltd.	NXP Semiconductors N.V.	16,756	3.4	16.7
02/25/15	Emulex Corporation	Avago Technologies Limited	604	1.5	14.3

Announcement Date	Target	Acquiror	Fully Diluted Enterprise Value ($M)	NTM Revenue Multiple	NTM P/E Multiple*
01/27/15	Silicon Image, Inc.	Lattice Semiconductor Corporation	450	1.9	36.9
12/01/14	Spansion Inc.	Cypress Semiconductor Corporation	1,948	1.5	16.8
10/14/14	CSR plc	QUALCOMM Incorporated	2,204	2.8	27.1
08/20/14	International Rectifier Corporation	Infineon Technologies AG	2,409	2.0	22.3
06/11/14	Montage Technology Group Limited	Shanghai Pudong Science and Technology Investment Co., Ltd.	559	3.4	13.6
06/09/14	Hittite Microwave Corporation	Analog Devices, Inc.	1,978	6.5	28.6
02/24/14	TriQuint Semiconductor, Inc.	RF Micro Devices, Inc.	1,641	1.8	32.4
12/16/13	LSI Corporation	Avago Technologies Limited	6,493	2.7	17.1
11/11/13	RDA Microelectronics, Inc.	Tsinghua Unigroup Ltd.	782	1.8	14.1
08/15/13	Volterra Semiconductor Corporation	Maxim Integrated Products, Inc.	453	3.1	30.5
07/12/13	Spreadtrum Communications, Inc.	Tsinghua Unigroup, Ltd.	1,649	1.5	10.6
06/22/12	MStar Semiconductor, Inc.	MediaTek Inc.	2,970	2.1	15.9
05/02/12	Standard Microsystems Corporation	Microchip Technology Incorporated	779	1.8	22.1
01/23/12	Gennum Corporation	Semtech Corporation	473	3.1	20.1
09/22/11	Zarlink Semiconductor Inc.	Microsemi Corporation	473	2.0	16.9
09/12/11	NetLogic Microsystems, Inc.	Broadcom Corporation	3,824	8.3	29.2
04/04/11	National Semiconductor Corporation	Texas Instruments Incorporated	6,585	4.4	18.8
01/05/11	Atheros Communications, Inc.	QUALCOMM Incorporated	3,098	3.4	23.5

(*)

Estimates generally based on non-GAAP statistics as defined by each company and explicitly excluding stock-based compensation, amortization of intangibles and other non-recurring items regardless of non-GAAP treatment.

(**)	Multiples greater than 75.0x considered not meaningful (“NM”).

Forward-looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, which statements involve substantial risks and uncertainties. All statements, other than statements of historical or current facts included in this proxy statement, are forward-looking statements. These statements are often identified by the words “believe,” “expect,” “may,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict and many of which we have no control over. You should not place undue reliance on our forward-looking statements. These factors, risks and uncertainties include, but are not limited to, the following: (i) the possibility that Quantenna may be unable to obtain the required stockholder approval or antitrust regulatory approvals or that other conditions to closing the merger may not be satisfied, such that the merger will not close or that the closing may be delayed; (ii) the reaction of customers to the merger; (iii) general economic conditions; (iv) the merger may involve unexpected costs, liabilities or delays; (v) risks that the merger disrupts current plans and operations of the parties to the merger; (vi) the amount of the costs, fees, expenses and charges related to the merger; (vii) the outcome of any legal proceedings related to the merger; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; and (ix) other factors discussed from time to time in our reports filed with the SEC, including the factors discussed in Item 1A, “Risk Factors” of Quantenna’s 2018 Annual Report on Form 10-K filed with the SEC on March 1, 2019, and subsequent filings Quantenna makes with the SEC, which are available at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this proxy statement. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this proxy statement to reflect events or circumstances after the date of this proxy statement or to reflect new information or the occurrence of unanticipated events, except as required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the merger of Quantenna with a wholly owned subsidiary of ON Semiconductor. Quantenna has filed relevant materials with the SEC, including the proxy statement in preliminary and definitive form, in connection with the solicitation of proxies for the proposed merger. The definitive proxy statement contains important information about the proposed merger and related matters. BEFORE MAKING A VOTING DECISION, STOCKHOLDERS OF QUANTENNA ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT TOGETHER WITH THIS SUPPLEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT QUANTENNA AND THE MERGER. Stockholders will be able to obtain copies of the proxy statement, this supplement and other relevant materials (when they become available) and any other documents filed by Quantenna with the SEC for no charge at the SEC’s website at www.sec.gov. In addition, stockholders will be able to obtain free copies of the proxy statement from Quantenna by contacting Quantenna’s Investor Relations Department by telephone at (669) 209-5500, by mail to Quantenna Communications, Inc., Attention: Investor Relations, 1704 Automation Parkway, San Jose, California 95151, or by going to Quantenna’s Investor Relations page on its corporate website at http://ir.quantenna.com.

Participants in Solicitation

Quantenna, its directors, and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Quantenna’s stockholders in respect of the merger. Information concerning the ownership of Quantenna’s securities by Quantenna’s directors and executive officers is included in their SEC filings on Forms 3, 4, and 5, and additional information about Quantenna’s directors and executive officers is also available in the proxy statement filed with the SEC on May 14, 2019 and Quantenna’s proxy statement for its 2018 annual meeting of stockholders filed with the SEC on April 25, 2018, and is supplemented by other public filings made, and to be made, with the SEC by Quantenna. Other information regarding persons who may be deemed participants in the proxy solicitation, including their respective interests by security holdings or otherwise, is set forth in the definitive proxy statement. These documents can be obtained free of charge from the sources indicated above.